Exhibit 99.1

Kopin Reports Record Revenues for the Third Quarter of 2009

  Revenues Increase to $32 Million
  Net Income of $8.5 Million
  Military Displays, III-V Products Drive Top and Bottom Line
  Cash and Marketable Securities Balance Increases to $107.5 Million

TAUNTON, Mass.--(BUSINESS WIRE)--November 2, 2009--Kopin Corporation (NASDAQ: KOPN) today reported record revenues of $32.0 million and net income of $8.5 million for the third quarter ended September 26, 2009.

“Strong demand for our proprietary military displays and III-V products were key catalysts that drove our outstanding performance in the third quarter,” said Dr. John C.C. Fan, Kopin’s president and chief executive officer. “The double-digit percentage increases we reported in both military display and III-V revenues reflected our continued ability to deliver high-value, differentiated products that are integral to the performance of advanced mobile devices for today and tomorrow. Despite this challenging economic period, we are delighted that we reported our fifth consecutive profitable quarter.”

Total revenues increased 4% to $32.0 million in the third quarter of 2009 compared with $30.7 million in the comparable period of 2008 and increased 13% from $28.2 million in the second quarter of 2009. Display revenues were $17.7 million in the third quarter of 2009, down about $1.2 million from the year-ago period and roughly flat compared with the second quarter of 2009. III-V revenues climbed 21% to $14.3 million from $11.8 million in the third quarter of 2008 and increased 37% from $10.4 million in the second quarter of 2009.

For the nine months ended September 26, 2009, total revenues were $81.7 million, compared with $85.7 million for the same period of 2008. Display revenues were $50.2 million in the nine-month period of 2009, compared with $49.6 million for the first nine months of 2008. Revenues from III-V products were $31.5 million for the first nine months of 2009, compared with $36.1 million for the nine-month period of 2008.

Business Highlights

Display Products

“Military display revenues increased 26% on a year-over-year basis in the third quarter, driven by our participation as display supplier for the U.S. Army’s Thermal Weapons Sight programs. We are excited about our prospects and continue to offer more system solutions to our customers at their request. For example, to meet our customers’ demanding requirements we are completing the installation of sophisticated equipment that simulates the difficult conditions our eyepieces and higher-level assemblies will experience in combat,” Dr. Fan said. “We believe that our high-performance, single-crystal silicon LCD technology offers unrivaled performance advantages for military, consumer and industrial customers. Through patented breakthroughs such as our new full-color ultra-small-pixel displays and display modules, we are developing compelling, advanced new technology solutions that offer brilliant resolution, high performance and power efficiency in the world’s smallest high-definition LCD screen. We continue to make excellent progress on our strategy of moving toward higher margin, higher performance products with greater system integration.”

Display revenues by category were as follows:

	Three Months Ended		Nine Months Ended

Display Revenues by Category ($ in millions )	Sept. 26, 2009	Sept. 27, 2008	Sept. 26, 2009	Sept. 27, 2008
Consumer Electronic Applications	$2.9	$4.8	$7.2	$14.8
Military Applications	13.2	10.5	38.2	24.5
Eyewear Applications	0.5	2.4	1.2	4.6
Research & Development	1.1	1.2	3.6	5.7

Total	$17.7	$18.9	$50.2	$49.6

Golden-i™

“We also are creating an entirely new platform in Golden-i, which represents the convergence of mobile video communications and hands-free, voice-activated computing,” Dr. Fan said. “Field testing of Golden-i with potential customers is on schedule to begin early next year. The technology has been extremely well received at user and industry conferences, and feedback from our strategic business partners, including Microsoft, Motorola, Nuance Communications and Texas Instruments, has been favorable. Golden-i is being designed initially for industrial applications, to be followed by military, communication and entertainment applications.”

III-V Products

“Smartphones and other 3G devices fueled robust demand for our III-V products, which posted a 21% increase in revenues in the third quarter from the same period in 2008,” Dr. Fan said. “Many of these new products require complex circuitry and triple the number of power amplifiers as a standard wireless handset, a technology evolution that only strengthens our position as the world’s leading III-V merchant supplier. For integrated circuit manufacturers, GaAs-based HBTs have emerged as the clear leader for signal linearity, temperature control and battery life. Our unique and versatile III-V technologies enable customers to solve complex technical challenges with solutions that reduce manufacturing costs, enhance circuit performance and accelerate time to market. We have invested strategically to increase our 6-inch wafer capacity and capability, and we expect to further build our 6-inch infrastructure in the coming year.”

Operating Results

Gross margin for the third quarter of 2009 was 32.6% of net product revenues versus 33.8% for the same period in 2008 and 26% of net product revenues in the second quarter of 2009. Differences in gross margin largely reflected variations in sales mix between CyberDisplay and III-V products in the respective periods.

Net income for the third quarter of 2009 was $8.5 million, or $0.13 per diluted share, compared with net income of $1.5 million, or $0.02 per diluted share, for the third quarter of 2008. For the nine months ended September 26, 2009, Kopin reported net income of $14.1 million, or $0.21 per diluted share, compared with net income of $0.8 million, or $0.01 per diluted share, for the nine months ended September 27, 2008.

During the three months ended September 26, 2009 the Company purchased an additional 19.7 million shares of Kopin Taiwan Corporation (KTC) common stock for approximately $6.3 million. The Company now owns approximately 87% of the outstanding equity of KTC. The Company’s financial results for the three and nine months ended September 26, 2009 include the following items:

	Three months ended	Nine months ended
	September 26, 2009
Gain on remeasurement of investment in KTC (A)	$599,000	$599,000
Repayment of loan by KTC which was previously written-off (B)	2,012,000	2,012,000
Reduction in bad debt allowance (C)	291,000	507,000
Impairment on marketable debt securities (D)	-	(927,000)
Gain on sale of patents (E)	2,119,000	6,232,000
Total	$5,021,000	$8,423,000

(A) The Company previously recorded its investment in KTC under the equity method and had written down the investment to $0. Under the new accounting guidance the Company remeasured and wrote-up its investment in KTC by approximately $599,000, which represented the fair market value of the investment immediately prior to the purchase of the additional shares by the Company.

(B) In the year ended December 27, 2008 (fiscal 2008) the Company recorded equity losses of approximately $824,000 and a loan loss reserve of approximately $1,188,000 in connection with $2,012,000 it loaned KTC earlier in fiscal 2008. As a result of the Company’s purchase of additional shares of KTC common stock, KTC was able to repay the loan and the Company recorded a gain on the loan repayment of approximately $1,188,000 and equity in earnings of unconsolidated affiliates of $824,000.

(C) In fiscal 2008, due to KTC’s liquidity problems the Company recorded allowances for possible bad debts for the excess of what KTC owed the Company over what the Company owed KTC. At December 27, 2008, the allowance for possible bad debts was approximately $507,000. During the nine months ended September 26, 2009 the Company reduced the $507,000 allowance to $0, of which $291,000 of the allowance was reversed in the three months ended September 26, 2009.

(D) Other income and expense, net for the nine months ended September 26, 2009 includes an expense of $0.9 million from an impairment write-down of certain marketable debt securities which were deemed other-than-temporarily impaired.

(E) The Company sold certain patents it was no longer using to a party which sub-licenses patents. Under the terms of the sales agreement the amount the Company receives for the sale of the patents is a percentage of any license fees, after expenses, from the sublicense.

Financial results for the comparable quarter of 2008 included an impairment charge of approximately $0.5 million on corporate debt securities and a loss of approximately $2 million associated with the sale of Kenet, a company in which Kopin owned an equity investment.

As of September 26, 2009, Kopin had cash and marketable securities of $107.5 million, an increase of approximately $7.5 million from December 27, 2008. The Company has no long-term debt.

Business Outlook

“While the fourth quarter historically has been our seasonally weak quarter, based on discussions with our customers and the expected continued strong momentum of our military display program and III-V products we expect to achieve the top end of the full-year 2009 revenue guidance of $90 million to $110 million that we issued in April of this year,” Dr. Fan said.

“With our good financial and operational results through the first nine months of the year, we are poised to complete a strong 2009 performance despite the challenges created by the economic recession,” Dr. Fan said. “Although visibility into 2010 is still somewhat limited by the economic climate, we plan to continue to aggressively leverage our Wafer Engineering and AMLCD technologies to develop transformative applications for high-growth markets. Kopin is anchored by a strong balance sheet, which has enabled us to invest strategically in advanced research and production equipment and processes in the past few years. Exciting new products and technology platforms such as Golden-i are coming on line, and we are continuing our active patent filing of new technologies and products. We are well positioned for a bright future.”

Third-Quarter Conference Call

In conjunction with its third-quarter 2009 financial results, Kopin will host a teleconference call for investors and analysts at 9:00 a.m. ET today. To hear the conference call, please dial (877) 407-5790 (U.S. and Canada) or (201) 689-8328 (International). The call also will be available as a live and archived audio webcast on the "Investors" section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation produces lightweight, power-efficient, ultra-small liquid crystal displays and III-V products, including heterojunction bipolar transistors (HBTs), that are revolutionizing the way people around the world see, hear and communicate. Kopin has shipped more than 30 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and III-V technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

CyberDisplay and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Safe Harbor Statement

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to the Company’s belief that: its high-performance, single-crystal silicon LCD technology offers unrivaled performance advantages for military, consumer and industrial customers and the development of related advance technology solutions; field testing of Golden-i with potential customers is on schedule to begin early next year; Golden-i is being designed initially for industrial applications, to be followed by military, communication and entertainment applications; GaAs-based HBTs have emerged as the clear leader for signal linearity, temperature control and battery life; its III-V technologies will enable customers to solve complex technical challenges with solutions that reduce manufacturing costs and accelerate time to market; the Company will further build its 6-inch wafer infrastructure capacity in the coming year; based on the continued momentum of the Company’s military display program and III-V products the Company expects to achieve the top end of its full-year 2009 revenue guidance of $90 million to $110 million; the Company is poised for strong 2009 performance; the Company will develop transformative applications for high-growth markets; and that the Company is well positioned for the future based on its strong balance sheet, a pipeline of new products, active patent filings and the launch of technology platforms such as Golden-i. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the potential that: the U.S. Army’s Thermal Weapon Sight programs will not continue to ramp production in 2009 or if they do the Company will be unable to produce the product for these programs; field tests of Kopin’s Golden-i product may prove unsuccessful; the Company may be unable to produce Golden-i in commercial volumes; the relationship between Kopin and its Golden-i technology partners may not be successful, or prospective customers may be unwilling to purchase the product; the Company’s 2009 revenue expectations will turn out to be wrong; manufacturing, marketing or other issues may prevent either the adoption or rapid acceptance of products; the Company will be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may not be successful; the Company could experience the loss of significant customers; costs to produce the Company’s microdisplay and HBT products will increase significantly, or that yields will decline; military programs or funding for military programs involving Kopin’s products will be delayed or cancelled; the Company’s military and commercial customers might be unable to ramp production volumes of its products, or that the Company’s product forecasts will turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its financial guidance; potential claims or liability could arise as a result of the Company’s restatement of its financial statements; the Company could have additional write-downs of its equity investment or charges related to its investments in other companies, including KTC; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 27, 2008, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008

Revenues:
Product revenues	$30,638,292	$29,340,077	$77,377,650	$80,507,309
Research and development revenues	1,340,699	1,368,455	4,306,331	5,205,865
	31,978,991	30,708,532	81,683,981	85,713,174
Expenses:
Cost of product revenues	20,652,628	19,415,672	54,696,123	58,423,275
Research and development	3,556,440	4,067,830	10,493,880	12,854,308
Selling, general and administrative	3,495,619	4,006,345	10,506,052	12,904,325
	27,704,687	27,489,847	75,696,055	84,181,908
Income from operations	4,274,304	3,218,685	5,987,926	1,531,266
Other income and (expense):
Interest and other income	4,511,602	1,884,147	10,120,569	4,512,236
Other expense	(978,223)	(2,539,638)	(1,793,460)	(3,257,780)
	3,533,379	(655,491)	8,327,109	1,254,456

Income before benefit (provision) for income taxes, equity gains (losses) in	7,807,683	2,563,194	14,315,035	2,785,722
unconsolidated affiliates and net loss (income) from noncontrolling interest

Provision for income taxes	(162,000)	(390,000)	(798,000)	(809,000)

Income before equity gains (losses) in unconsolidated affiliates and	7,645,683	2,173,194	13,517,035	1,976,722
net loss (income) of noncontrolling interest

Equity gains (losses) in unconsolidated affiliates	772,424	(439,736)	481,766	(605,637)

Income before net loss (income) of noncontrolling interest	8,418,107	1,733,458	13,998,801	1,371,085

Net loss (income) attributable to noncontrolling interest	100,779	(235,154)	116,492	(596,799)

Net income	$8,518,886	$1,498,304	$14,115,293	$774,286

Net income per share:
Basic	$0.13	$0.02	$0.21	$0.01
Diluted	$0.13	$0.02	$0.21	$0.01

Weighted average number of common shares outstanding:
Basic	66,218,420	67,774,347	67,032,920	67,749,273
Diluted	67,025,153	68,528,182	67,568,716	68,002,211

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	September 26, 2009	December 27, 2008
ASSETS
Current assets:
Cash and marketable securities	$107,518,978	$100,015,991
Accounts receivable, net	22,921,760	19,604,716
Inventory	15,537,285	13,269,486
Prepaid and other current assets	3,460,760	1,366,968

Total current assets	149,438,783	134,257,161

Equipment and improvements, net	20,803,370	19,359,874
Other assets	8,418,941	6,060,460

Total assets	$178,661,094	$159,677,495

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,788,836	$8,736,996
Accrued expenses	7,519,214	5,551,156
Billings in excess of revenue earned	2,994,776	3,127,923

Total current liabilities	20,302,826	17,416,075

Lease commitments	894,091	866,965

Total Kopin Corporation stockholders' equity	153,386,397	138,481,936
Noncontrolling interest	4,077,780	2,912,519
Total stockholders' equity	157,464,177	141,394,455
Total Liabilities and stockholders' equity	$178,661,094	$159,677,495

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates, Inc.
Scott Solomon, 617-542-5300
Vice President
ssolomon@investorrelations.com